SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2004

IMCO RECYCLING INC.

(Exact name of Registrant as specified in charter)

Delaware	1-7170	75-2008280
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5215 North O’Connor Blvd., Suite 1500 Central Tower at Williams Square Irving, Texas		75039
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 401-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

On November 4, 2004, a wholly-owned subsidiary of IMCO Recycling Inc. issued $125 million in aggregate principal amount of unsecured 9% Senior Notes due 2014. The gross proceeds from this issue were deposited in an escrow account pending the completion of IMCO’s proposed merger with Commonwealth Industries, Inc., which is expected to be completed in December 2004. Upon release of the funds from the escrow account, they will be applied, along with borrowings under a proposed amended and restated senior secured revolving credit facility, to refinance certain outstanding indebtedness of IMCO and Commonwealth. After the merger is completed, the senior notes will be assumed by IMCO and guaranteed by IMCO’s wholly-owned U.S. subsidiaries, Commonwealth and Commonwealth’s subsidiaries, and the proceeds will be released from escrow.

If the merger is terminated or is not completed by January 31, 2005, the issuing subsidiary, IMCO Recycling Escrow Inc., will be required to redeem the senior notes at a redemption price of 101% of their issue price plus accrued and unpaid interest to the date of redemption. The senior notes were issued at an issue price of 100%. They bear interest at the rate of 9.0% per annum and mature on November 15, 2014. Interest will be payable on May 15 and November 15 of each year, with the first interest payment being payable on May 15, 2005. Some or all of the senior notes may be redeemed at any time after November 15, 2009. In addition, up to 35 percent of the senior notes may be redeemed on or prior to November 15, 2007 using the proceeds of certain equity offerings.

The senior notes were issued and sold under the Indenture relating to the 9% Senior Notes due 2014 dated as of November 4, 2004, between IMCO Recycling Escrow Inc. and LaSalle Bank National Association as Trustee. The Indenture contains covenants that will restrict IMCO and its restricted subsidiaries’ ability to (1) incur additional debt, (2) pay dividends, (3) grant liens, (4) engage in transactions with affiliates, (5) make investments, (6) transfer or sell assets, (7) restrict distributions from its restricted subsidiaries, (8) issue or sell stock of its subsidiaries and (9) consolidate, merge or transfer all or substantially all of its or its restricted subsidiaries’ assets. The Indenture contains customary default provisions for an issue of senior unsecured notes of this nature, including defaults in payment of principal, premium or interest, covenant defaults, cross-defaults to other indebtedness, failures to satisfy or discharge certain outstanding judgments and certain acts of insolvency.

The senior notes were offered and sold in the United States in a Rule 144A private unregistered offering to qualified institutional investors, and pursuant to Regulation S for transactions outside the United States.

Additionally, IMCO entered into a registration rights agreement with the initial purchasers of the senior notes, pursuant to which, upon completion of the merger with Commonwealth, IMCO and the guarantors of the senior notes will use their reasonable best efforts to (i) file, within 60 days after the merger is completed, a registration statement to enable holders of senior notes to exchange their unregistered notes for publicly registered senior notes having substantially identical terms, (ii) cause the registration statement to become effective under the Securities Act of 1933 within 150 days after the merger is completed and (iii) effect the exchange offer on or before the 195th day following completion of the merger.

Forward-looking statements made in this news release concerning IMCO’s proposed merger with Commonwealth Industries, Inc. and its proposed amended and restated senior secured revolving credit facility are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described therein. These risks and uncertainties would include, without limitation, the satisfaction of the conditions to the completion of the merger and the closing of the proposed amended and restated senior secured revolving credit facility, IMCO’s ability to secure terms beneficial to it, and the timing of any such closing.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

4.1 Indenture relating to the 9% Senior Notes due 2014 dated as of November 4, 2004, between IMCO Recycling Escrow Inc. and LaSalle Bank National Association as Trustee.

4.2 Form of 9% Senior Note due 2014 (filed as Exhibit A to Exhibit 4.1).

4.3 Registration Rights Agreement dated as of November 4, 2004, among IMCO Recycling Inc., the Guarantors named therein and Deutsche Bank Securities Inc., Citigroup Global Markets Inc., PNC Capital Markets, Inc., McDonald Investments Inc., NatCity Investments, Inc., Wachovia Capital Markets, LLC and ABN AMRO Incorporated, as initial purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMCO RECYCLING INC.

Dated: November 6, 2004	/s/ Robert R. Holian
Robert R. Holian Senior Vice President and Controller

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Indenture relating to the 9% Senior Notes due 2014 dated as of November 4, 2004, between IMCO Recycling Escrow Inc. and LaSalle Bank National Association as Trustee.

4.2	Form of 9% Senior Note due 2014 (filed as Exhibit A to Exhibit 4.1).

4.3	Registration Rights Agreement dated as of November 4, 2004, among IMCO Recycling Inc. and Deutsche Bank Securities Inc., Citigroup Global Markets Inc., PNC Capital Markets, Inc., McDonald Investments Inc., NatCity Investments, Inc., Wachovia Capital Markets, LLC and ABN AMRO Incorporated as initial purchasers.